Exhibit 23.3

CONSENT OF MCGEHEE ENGINEERING CORP.

McGehee Engineering Corp. hereby consents to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the Warrior Met Coal, Inc. 2026 Equity Incentive Plan, and any amendments thereto, of information contained in our report (the “Reserve Report”) dated February 2, 2026 relating to estimates of certain coal reserves held by Warrior Met Coal, Inc. (the “Company”), included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission. We hereby further consent to the reference to McGehee Engineering Corp. in such filing and any amendments thereto.

McGehee Engineering Corp.

By: /s/ Sanford M. Hendon

Name: Sanford M. Hendon

Title: Vice-President

Date: April 20, 2026

DOCPROPERTY "CUS_DocIDChunk0" 202931063.v1